Exhibit 10.43
Kellanova
Corporate Aircraft Policy

Purpose

The objective of this policy is to provide the criteria and procedures to ensure efficiency and optimization of Kellanova’s business aircraft use worldwide while meeting the applicable standards for safety and operations in a cost-effective manner. The standards herein also apply to US and International initiated charter flights to ensure compliance with operational standards, insurance, and aviation regulations.

Intent

Use the corporate aircraft in the most responsible and cost-effective manner while creating efficiencies in the business including time savings and effective deployment of resources.

Requirements

All aircraft reservations, both corporate and charter, must be sourced and booked through Corporate Services.

Request for charter use must come from an Executive Committee (“ExCom”) member. Approval for requests must come from the CEO’s office.

Process

ExCom members may reserve use of the aircraft provided that the business need is in compliance with this Guidance.

To initiate a request, the ExCom member must contact Corporate Services with a proposed trip itinerary including dates of travel, destination, number of passengers, and purpose of the trip for each passenger. Corporate Services will review the availability of Kellanova aircraft and initiate trip planning.

Corporate Services will provide an operational itinerary to the requestor for review and confirmation. Approved flights will be reserved by Corporate Services based on the itinerary provided.

•Key contact: Theresa Lyons ******

For charter requests:
When the Kellanova aircraft is not available or additional aircraft are needed, Corporate Services will request trip planning from our Procurement approved and globally networked provider. Corporate Services will provide an operational itinerary including trip costs to the requestor for review and confirmation.

Exhibit 10.43
Actual charter costs when invoiced will be charged to the requesting leaders cost center(s).

Considerations for Kellanova Aircraft Requests for Business Use

Business Use – Flights which are primarily to achieve the business goals of the Company, such as plant visits, conferences, and meetings with business associates. Business flights include both Kellogg and third-party board meetings, which are integral to Company operations.

Destination – Where commercial travel is readily available that should be the first consideration.

Unique Need – The ExCom member should always consider the existence of “unique need” first which drives the consideration for use of the corporate aircraft. The below items are examples of “unique need” for a qualifying trip.

Multiple Location Trip – The ExCom members schedule demands the efficiency of point-to-point air transportation which enables attendance at multiple engagements at separate distant locations in a defined period of time.

•Multiple Plant visits in a single or over multiple days

Destination – The trip is destined for a location where commercial travel is not readily available, requires multiple connecting commercial flights, extended ground transportation time, and/or where a local arrival location adds value to time and resource deployment.

•Locations with limited commercial coverage for Destination consideration include as examples:
o Bentonville, Arkansas

Schedule Demands/Employee Time – The ExCom members schedule demands an effective use of time to insure productivity by providing for a short trip window and a dedicated return flight time for single day travel.

Resource Deployment – Where a significant number of employees are traveling to the same ExCom level engagement which adequately fills aircraft seating, providing a business benefit for Kellanova Aircraft travel and with other “unique need” considerations met.

Non-business Aircraft Use

Requests for use of the corporate aircraft for flights which are primarily non-business, excluding consideration of personal guests on such business flights, will be limited to the travel of the CEO. All requests for non- business use of the aircraft must be made through Corporate Services and business use of the aircraft will be prioritized over personal flights. Corporate Service will advise as to whether the aircraft is available for the requested time. When a flight and/or passengers on a flight are classified as for non-business use, the Company will notify the

Exhibit 10.43
employee of the personal tax implications and the amount, if any, which must be reimbursed by the employee for such flights.

The Company will not make tax gross up payments for non-business use of the corporate aircraft. The CEO will be limited to $195,000 per year of non-business corporate aircraft travel, calculated at the aggregate incremental cost method to the Company. Where the CEO must maintain an open line of communications and would adjust his personal travel plans as needed, any non-business flights may be reimbursed up to the maximum allowable amounts.

The CEO, or other employees, may invite guests such as spouse or family members, on business travel so long as the primary purpose of the trip is for Kellanova Business.

Continuity of the Company

To limit risk and address continuity of the organization:

No more than two (2) of the following roles can be in one charter aircraft at the same time:

•Chairman & CEO
•CFO
•President KNA

No more than six (6) Executive Committee members can be in one aircraft at the same time.

Aircraft Operating Standards and Pilot Authority

The Company recognizes and acknowledges the professional judgment of the Pilot-in-Command (PIC) for each flight. The PIC of a flight has the ultimate authority over the safe operation of that flight. This authority cannot be ceded to any other employee or passenger, regardless of title or position within the company, or its Board of Directors. The PIC shall report to the Corporate Services the name of any passenger who attempts to overrule the PIC’s decision, and that person will be subject to disciplinary action, including, but not limited to, restrictions on his/her travel on Company aircraft and could include termination of his/her employment.